Exhibit 99.1

Insulet Reports Fourth Quarter and Full Year 2016 Financial Results

Fourth Quarter Revenue of $103.6 Million, up 24% Year-Over-Year; Full Year 2016 Revenue of $367.0 Million, up 39% Year-Over Year, Exceeds Expectations

Fourth Quarter Gross Margin Improves to 58.8%; Full Year 2016 Gross Margin Improves to 57.5%

Insulet Expects Full Year 2017 Revenue Growth of Approximately 17% at the Mid-Point

BILLERICA, Mass.--(BUSINESS WIRE)--February 27, 2017--Insulet Corporation (NASDAQ: PODD) (Insulet or the Company), the leader in tubeless insulin pump technology with its Omnipod® Insulin Management System (Omnipod System), today announced financial results for the three months and full year ended December 31, 2016.

Fourth Quarter Highlights and Recent Developments:

  Fourth quarter revenue of $103.6 million exceeds the Company's guidance of $99 to $102 million and represents year-over-year growth of 24%.
    U.S. Omnipod revenue of $63.1 million, an increase of 17%.
    International Omnipod revenue of $20.8 million, an increase of 35%.
    Drug Delivery revenue of $19.6 million, an increase of 34%.
  Gross margin of 58.8%, up 870 basis points, reflecting improved manufacturing and operational execution.
  Completed Investigational Device Exemptions (IDE) for Omnipod Horizon™ Automated Glucose Control System, including over 50 adults and children (beginning at age six), demonstrating overall excellent glucose control.
  Purchased U.S. facility in Acton, Massachusetts; will expand pod manufacturing and capacity, and drive increased efficiency and reliability.
  Renewed drug delivery supply agreement with Amgen Inc.
  Renewed contract manufacturing agreement with Flextronics in China.
  Held Insulet's first Investor Day, providing an in-depth business review and a five-year growth outlook.

Full Year Financial Highlights:

  Full Year 2016 revenue of $367.0 million exceeds the Company's guidance of $362 to $365 million and represents year-over-year growth of 39%.
    U.S. Omnipod revenue of $229.8 million, an increase of 21%.
    International Omnipod revenue of $71.9 million, an increase of 78%.
    Drug Delivery revenue of $65.3 million, an increase of 92%.
  Gross margin of 57.5%, up 700 basis points.
  Strengthened leadership team with appointment of key executives across the Company.
  Evidence demonstrating Omnipod's improved glycemic control and quality of life published in the Journal of Diabetes Technology & Therapeutics and the Journal of Diabetes Science and Technology.
  Completed private placement of $345.0 million in principal amount of 1.25% Convertible Senior Notes due in 2021 and repurchase of $134.2 million in principal amount of the existing 2.00% Convertible Senior Notes due in 2019.
  Divested Neighborhood Diabetes medical supplies distribution business to focus on growth opportunities in insulin and drug delivery.
  Expanded development partnership with Eli Lilly and Company for Omnipod delivery of Humalog 200 concentrated insulin, in addition to the Company's already-existing partnership for Humalog U500.
  Partnered with Joslin Diabetes Center to implement a unique training certification for Insulet's clinical team.

“We continue to successfully execute on our strategy as evidenced by our 2016 revenue results, which exceeded our expectations,” said Patrick Sullivan, Chairman and Chief Executive Officer. “With our differentiated platform and outstanding commercial and operational execution, we achieved significant growth across all business lines, driving 39% revenue growth and a seven-point gross margin improvement year-over-year.”

Mr. Sullivan continued, “Insulet is very well-positioned for continued growth in 2017. We remain focused on our large, unpenetrated market opportunity in the diabetes space and are on track to achieve our five-year targets of $1 billion in revenue and 65% gross margin, which we believe will deliver substantial returns for shareholders. We look forward to continued success in executing our key initiatives to drive growth and shareholder value, while improving the lives of people with diabetes around the world.”

Fourth Quarter 2016 Financial Results:

Fourth quarter 2016 revenue increased 24% to $103.6 million, compared to $83.8 million in the fourth quarter of 2015.

Operating loss for the fourth quarter of 2016 was $4.1 million, compared to an operating loss of $12.6 million in the fourth quarter of 2015.

Net loss from continuing operations for the fourth quarter of 2016 was $9.2 million, or $0.16 per share, compared with a net loss from continuing operations of $15.9 million, or $0.28 per share, in the fourth quarter of 2015.

Full Year 2016 Financial Results:

For the year ended December 31, 2016, revenue increased 39% to $367.0 million, compared to revenue of $263.9 million in 2015.

Operating loss for the year ended December 31, 2016 was $10.7 million, compared with an operating loss of $48.7 million in 2015.

Net loss from continuing operations for the year ended December 31, 2016 was $27.2 million, or $0.48 per share, compared with a net loss from continuing operations of $61.6 million, or $1.08 per share, in 2015.

Guidance:

  For the year ending December 31, 2017, the Company expects to generate revenue in the range of $420 to $440 million, compared to 2016 revenue of $367.0 million. This represents year-over-year growth of approximately 17% at the mid-point of the range.
  For the quarter ending March 31, 2017, the Company expects to generate revenue in the range of $96 to $99 million, compared to first quarter 2016 revenue of $81.2 million. This represents year-over-year growth of approximately 20% at the mid-point of the range.

Future results may be affected by changes in ongoing assumptions and judgments, and may also be affected by non-recurring, unusual or unanticipated charges, expenses or gains.

Conference Call:

Insulet will host a conference call at 4:30 p.m. (Eastern Time) on February 27, 2017 to discuss the financial results and outlook. The link to the live call will be available on the Investor Relations section of the Company's website at http://investors.insulet.com, “Events and Presentations”, and will be archived for future reference. The call may also be accessed by dialing (844) 831-3022 for domestic callers or (315) 625-6887 for international callers, passcode 55844501. A replay will be available two hours after the completion of the call by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international), passcode 55844501.

About Insulet Corporation:

Insulet Corporation (NASDAQ: PODD) is an innovative medical device company dedicated to making the lives of people with diabetes easier. Through its Omnipod Insulin Management System, Insulet seeks to expand the use of insulin pump therapy among people with insulin-dependent diabetes. The Omnipod is a revolutionary and easy-to-use tubeless insulin pump that features just two parts and a fully-automated cannula insertion. Insulet's Delivery Systems business also partners with global pharmaceutical and biotechnology companies to tailor the Omnipod technology platform for the delivery of subcutaneous drugs across multiple therapeutic areas. Founded in 2000, Insulet Corporation is based in Billerica, Massachusetts. For more information, please visit: http://www.myomnipod.com.

Forward-Looking Statement:

The 2016 financial results contained in this news release are subject to finalization in connection with the preparation of the Company's Form 10-K for the year ended December 31, 2016. This press release contains forward-looking statements concerning Insulet's expectations, anticipations, intentions, beliefs or strategies regarding the future. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on Insulet. There can be no assurance that future developments affecting Insulet will be those that it has anticipated.

These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the Company's dependence on its principal product, the Omnipod System; Insulet's ability to reduce production costs and increase customer orders and manufacturing volumes; adverse changes in general economic conditions; impact of healthcare reform laws; Insulet's ability to raise additional funds in the future on acceptable terms or at all; potential supply problems or price fluctuations with sole source or third-party suppliers on which Insulet is dependent; the potential establishment of a competitive bid program for conventional insulin pumps; failure by Insulet to retain supplier pricing discounts and achieve satisfactory gross margins; failure by Insulet to retain key supplier and payor partners; international business risks; Insulet's inability to secure and retain adequate coverage or reimbursement from third-party payors for the Omnipod System and potential adverse changes in reimbursement rates or policies relating to the Omnipod System; failure to retain key payor partners and their members; potential adverse effects resulting from competition; technological change and product innovation adversely affecting the Company's business; potential changes to or termination of Insulet's license to incorporate a blood glucose meter into the Omnipod System or its inability to enter into new license or other agreements with respect to the Omnipod System's current or future features; challenges to the future development of our non-insulin drug delivery business; Insulet's ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties, including claims that Insulet's current or future products infringe or misappropriate the proprietary rights of others; adverse regulatory or legal actions relating to the Omnipod System or future products; failure of Insulet's contract manufacturers or component suppliers to comply with FDA's quality system regulations; the potential violation of federal or state laws prohibiting "kickbacks" or protecting the confidentiality of patient health information, or any challenge to or investigation into Insulet's practices under these laws; product liability lawsuits that may be brought against Insulet; reduced retention rates of our customer base; unfavorable results of clinical studies relating to the Omnipod System or future products, or the products of Insulet's competitors; potential future publication of articles or announcement of positions by diabetes associations or other organizations that are unfavorable to the Omnipod System; the concentration of substantially all of Insulet's manufacturing operations at a single location in China and substantially all of Insulet's inventory at a single location in Massachusetts; Insulet's ability to attract and retain personnel; Insulet's ability to manage its growth; fluctuations in quarterly results of operations; risks associated with potential future acquisitions or investments in new businesses; Insulet's ability to generate sufficient cash to service all of its indebtedness; the expansion of Insulet's distribution network; Insulet's ability to successfully maintain effective internal control over financial reporting; the volatility of the trading price of Insulet's common stock; risks related to future sales of its common stock or the conversion of any of the Convertible Senior Notes; potential limitations on Insulet's ability to use its net operating loss carryforwards; anti-takeover provisions in its organizational documents; and other risks and uncertainties described in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 29, 2016 in the section entitled "Risk Factors," and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.

INSULET CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
(Unaudited) (In thousands, except share and per share data)
Revenue	$103,575	$83,801	$366,989	$263,893
Cost of revenue	42,638	41,808	155,903	130,622
Gross profit	60,937	41,993	211,086	133,271
Operating expenses:
Research and development	16,034	12,897	55,710	43,208
Sales and marketing	25,364	23,382	94,483	78,407
General and administrative	23,674	18,331	71,597	60,392
Total operating expenses	65,072	54,610	221,790	182,007
Operating loss	(4,135)	(12,617)	(10,704)	(48,736)
Interest expense	5,136	3,145	14,388	12,712
Other income (expense), net	315	(18)	825	58
Loss on extinguishment of long-term debt	—	—	2,551	—
Interest and other expense, net	(4,821)	(3,163)	(16,114)	(12,654)
Loss from continuing operations before income taxes	(8,956)	(15,780)	(26,818)	(61,390)
Income tax expense	197	129	392	212
Net loss from continuing operations	$(9,153)	$(15,909)	$(27,210)	$(61,602)
Income (loss) from discontinued operations, net of tax ($0, $11, $408, and $79, respectively)	34	(11,418)	(1,669)	(11,918)
Net loss	$(9,119)	$(27,327)	$(28,879)	$(73,520)
Net loss per share basic and diluted:
Net loss from continuing operations per share	$(0.16)	$(0.28)	$(0.48)	$(1.08)
Net loss from discontinued operations per share	$—	$(0.20)	$(0.03)	$(0.21)
Weighted-average number of shares outstanding	57,435,894	56,933,133	57,251,377	56,785,646

INSULET CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands, except per share data)	December 31, 2016	December 31, 2015
ASSETS
Current Assets
Cash, cash equivalents and short-term investments	$298,570	$122,672
Accounts receivable, net	28,803	42,530
Inventories, net	35,514	12,024
Prepaid expenses and other current assets	7,073	4,283
Current assets of discontinued operations	—	9,252
Total current assets	369,960	190,761
Property and equipment, net	46,266	41,793
Intangible assets, net	528	933
Goodwill	39,677	39,607
Other assets	216	76
Long-term assets of discontinued operations	—	1,956
Total assets	$456,647	$275,126
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$13,160	$15,213
Accrued expenses and other current liabilities	40,959	36,744
Deferred revenue	1,309	2,361
Current portion of capital lease obligations	269	5,519
Current liabilities of discontinued operations	—	5,319
Total current liabilities	55,697	65,156
Capital lease obligations	—	269
Long-term debt, net	332,768	171,698
Other long-term liabilities	5,032	3,952
Total liabilities	393,497	241,075
Stockholders’ Equity
Preferred stock, $.001 par value	—	—
Common stock, $.001 par value	57	57
Additional paid-in capital	744,243	686,193
Accumulated other comprehensive loss	(726)	(654)
Accumulated deficit	(680,424)	(651,545)
Total stockholders’ equity	63,150	34,051
Total liabilities and stockholders’ equity	$456,647	$275,126

CONTACT:
Investor Relations and Media Contact:
Insulet Corporation
Deborah R. Gordon, 978-600-7717
Vice President, Investor Relations and Corporate Communications
dgordon@insulet.com